Exhibit 99.1

[HYDRIL LOGO]

Hydril Announces Third Quarter 2003 Earnings

HOUSTON (October 28, 2003)—Hydril (Nasdaq: HYDL) today reported earnings for the quarter ended September 30, 2003 of $0.34 per diluted share, compared to $0.27 in the second quarter, and up from $0.30 for the prior-year quarter. The current quarter included a research and experimentation income tax credit which, net of expenses, increased earnings by $0.15 per share.

On a sequential basis, revenue of $50.2 million was down 8%, operating income of $6.2 million was down 36%, and net income of $7.7 million, which includes the tax credit, was up 25%. Compared to the third quarter of 2002, revenue was down 19%, operating income was down 51%, and net income, which includes the tax credit, was up 11%.

Premium Connection Segment

Revenue for Hydril’s premium connection segment decreased 11% sequentially to $24.8 million and operating income decreased 25% to $5.4 million. The decline in revenue and operating income was due to lower demand in both our North American and international markets which resulted in reduced plant utilization. In the U.S., while the deep formation rig count increased sequentially, this increase was not reflected in improved demand from our distributors as de-stocking continued throughout the quarter. In our international markets, the downturn was deeper than originally expected, particularly in markets impacted by political and civil unrest.

Near the end of the third quarter, customer inquiries and orders increased for both our domestic and international markets. The recent bookings trend, and our expectation that the U.S. deep formation rig count will continue gradual improvement through year-end, should drive our premium connection revenue and operating income up in the fourth quarter to a range similar to our second quarter of this year.

Pressure Control Segment

Revenue for Hydril’s pressure control segment decreased 4% sequentially to $25.4 million and operating income decreased 23% to $4.5 million. The decline in revenue was primarily due to lower capital equipment sales, resulting from customer initiated changes that shifted revenue expected in the third quarter into the fourth quarter. The operating income decline resulted from both lower capital equipment revenue and lower-margin projects, compared to higher margins on some specific capital equipment projects in the second quarter.

The combination of good commodity prices and a gradually increasing rig count should continue to support strong aftermarket sales. Consequently, we expect our pressure control fourth quarter revenue and operating income to be slightly better than the third quarter.

Other

During the quarter we completed a research and experimentation tax credit study and as a result recorded a $3.7 million credit to our income tax provision. The $.4 million cost of the study is included in our corporate SG&A expense. The credit covered qualified research and experimentation spending for the ten-year period of 1992 through 2001.

Business Drivers

As more fully described on our website at www.hydril.com on the “Business Drivers” page, our principal business drivers are: (1) the U.S. rig count for rigs drilling at targets deeper than 15,000 feet, (2) the U.S. deepwater rig count, measured as rigs under contract, drilling in greater than 1,500 feet of water, (3) the worldwide offshore rig count, and (4) the total U.S. rig count.

Conference Call

Hydril’s conference call to discuss third quarter financial results is scheduled for Wednesday, October 29, 2003 at 10:30 a.m. EST, (9:30 a.m. CST). For further information on the call or the webcast, please visit the company’s website at www.hydril.com or see the company’s press release announcing the earnings conference call dated October 14, 2003.

To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Hydril’s website.

Hydril, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.

Forward-Looking Statements

This press release contains forward-looking statements concerning expected fourth quarter results. These statements relate to future events and the company’s future financial performance, including the company’s business strategy, and involve known and unknown risks and uncertainties. These risks, uncertainties and assumptions, many of which are more fully described in Hydril Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed with the Securities and Exchange Commission, include, but are not limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Hydril’s products, the impact of geo-political and other events affecting international markets and trade, Hydril’s ability to remain on the leading edge of technology in its products and maintain and increase its market share, the impact of international and domestic trade laws, the loss of or change to distribution methods of premium connections in the U.S. and Canada, overcapacity in the pressure control industry, and high fixed costs that could affect the pricing of Hydril’s products. These factors may cause Hydril’s or the industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Contact:

Hydril

Sue Nutt

Investor Relations

(281) 985-3493

HYDRIL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	2003	2002	2003	2002
Revenue
Premium Connection	$24,836	$32,816	$84,338	$96,417
Pressure Control
Aftermarket	14,424	13,348	42,046	38,598
Capital Equipment	10,983	15,969	35,748	49,241

Subtotal Pressure Control	25,407	29,317	77,794	87,839

Total Revenue	50,243	62,133	162,132	184,256
Total Gross Profit	18,799	23,627	62,708	68,348
Gross Margin	37%	38%	39%	37%

Selling, General, and Admin. Expenses	12,632	11,090	36,525	34,269

Operating Income (Loss)
Premium Connection	5,444	9,926	20,880	27,366
Pressure Control	4,471	5,372	15,535	15,693
Corporate Administration	(3,748)	(2,761)	(10,232)	(8,980)

Total Operating Income	6,167	12,537	26,183	34,079
Operating Margin	12%	20%	16%	18%

Interest Expense	—	(2,035)	(1,101)	(4,269)
Interest Income	126	328	602	1,158
Other Income/(Expense)	(106)	(71)	(74)	(141)

Income Before Income Taxes	6,187	10,759	25,610	30,827
Provision (Benefit) for Income Taxes	(1,539)	3,820	5,258	10,944

Net Income	$7,726	$6,939	$20,352	$19,883

Net Income Per Share:
Basic	$0.34	$0.31	$0.90	$0.89
Diluted	$0.34	$0.30	$0.89	$0.87

Weighted Average Shares Outstanding:
Basic	22,765,373	22,423,891	22,680,760	22,381,720
Diluted	23,043,844	22,910,796	22,985,192	22,834,778

Depreciation
Premium Connection	$1,853	$1,679	$5,444	$4,902
Pressure Control	695	632	2,057	1,725
Corporate Administration	440	444	1,301	1,305

Total Depreciation	2,988	2,755	8,802	7,932

Capital Expenditures	1,443	3,596	5,358	15,240

Pressure Control Backlog
Capital Equipment	$17,046	$40,506

HYDRIL COMPANY

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	September 30, 2003	December 31, 2002
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$43,333	$61,590
Investments	10,426	7,899
Total receivables	40,000	40,618
Total inventories	37,991	41,484
Other current assets	13,982	13,015

Total current assets	145,732	164,606

LONG-TERM ASSETS:
Property, net	104,869	107,031
Other long-term assets	7,000	6,571

Total long-term assets	111,869	113,602

TOTAL	$257,601	$278,208

CURRENT LIABILITIES:
Accounts payable	$13,007	$13,723
Accrued liabilities and other current liabilities	20,758	30,400
Current portion of long-term debt and capital leases	—	30,000

Total current liabilities	33,765	74,123

LONG-TERM LIABILITIES:
Post retirement, pension benefits and other	13,258	16,948

Total long-term liabilities	13,258	16,948

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	210,578	187,137

TOTAL	$257,601	$278,208